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                                                                     EXHIBIT 99a

                             CALAMOS INSURANCE TRUST



                        Amendment to Amended and Restated
                       Agreement and Declaration of Trust



     A trust known as Calamos Insurance Trust (the "Trust") was created by an Amended and Restated Agreement and Declaration of Trust dated February 17, 1999 by James S. Hamman, Jr., Trustee, on behalf of himself and all other persons who became trustees thereunder. Section 7.3 of that Amended and Restated Agreement and Declaration of Trust provides that the provisions of the Amended and Restated Agreement and Declaration of Trust may be amended at any time, so long as such amendment does not adversely affect the rights of any Shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing signed by an officer of the Trust pursuant to the vote of a majority of the then Trustees. Pursuant to the authority granted by Section 7.3, Section 1.1 and Section 7.6 of the Amended and Restated Agreement and Declaration of Trust and the affirmative vote on April 19, 1999 of a majority of the Trustees of the Trust:

     The name of the Trust is hereby changed to "Calamos Advisors Trust", and the resident agent of the Trust is hereby designated as CT Corporation System, 2 Oliver Street, Boston, MA 02109.

     IN WITNESS WHEREOF, the undersigned, secretary of the Trust, hereby certifies that the foregoing amendment was duly adopted by a majority of the Trustees of the Trust on April 19, 1999 and has hereunto set his hand and seal this 19th day of April 1999.

                                                   /s/ James S. Hamman, Jr.
                                                   -----------------------------
                                                   James S. Hamman, Jr.
                                                   Secretary,
                                                   Calamos Insurance Trust